Exhibit 99.1

Adaptive Biotechnologies Corporation Reports Second Quarter 2019 Financial Results

SEATTLE, August 13, 2019 (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (“Adaptive Biotechnologies”) (Nasdaq: ADPT) today reported financial results for the quarter ended June 30, 2019.

“At Adaptive, we are translating the genetics of the adaptive immune system into clinical products to transform the diagnosis and treatment of disease,” said Chad Robins, chief executive officer and co-founder of Adaptive. “We are making important progress across on key catalysts that will enable near-term product applications across our life sciences research, clinical diagnostics, and drug discovery businesses, unlocking one of the largest global addressable markets in healthcare.”

Recent Highlights

•	Revenue of $22.1 million for the second quarter of 2019, an increase of 91% over the second quarter of 2018

•

Secured network participation agreements and/or positive medical policies with several national payors for the use of clonoSEQ to detect and assess minimal residual disease, bringing the total number of covered lives to more than 165 million

•

Received approval for the clonoSEQ Assay from the State of New York Clinical Laboratory Evaluation Program, or CLEP, for the detection and monitoring of MRD in patients with certain blood cancers using DNA from bone marrow, blood and archived tissue samples

•	Opened a high throughput lab dedicated to rapid generation of clinical signals for immunoSEQ Dx, leveraging the Company’s collaboration with Microsoft

•	Completed initial public offering, raising approximately $321 million of net proceeds, after deducting underwriting discounts and commissions

Second Quarter 2019 Financial Results

Revenue was $22.1 million for the quarter ended June 30, 2019, representing a 91% increase from the second quarter in the prior year. Sequencing revenue was $11.9 million for the quarter, representing a 43% increase from the second quarter in the prior year. Development revenue increased to $10.3 million for the quarter, representing a 213% increase from the second quarter in the prior year.

Operating expenses were $38.2 million for the second quarter of 2019, compared to $24.9 million in the second quarter of the prior year, representing an increase of approximately 54%.

Net loss was $15.7 million in the second quarter of 2019, compared to $12.5 million in the same period in 2018.

Adjusted EBITDA (non-GAAP) was a loss of $10.9 million for the second quarter of 2019, compared to a loss of $9.4 million in the second quarter of the prior year.

Cash, cash equivalents and marketable securities was $423.0 million as of June 30, 2019. Subsequent to the end of the quarter, on July 1, 2019, Adaptive Biotechnologies completed its initial public offering, raising approximately $321 million of net proceeds, after deducting underwriting discounts and commissions.

2019 Financial Guidance

Management will provide its 2019 revenue outlook on the conference call scheduled to discuss the Company’s second quarter 2019 financial results.

Webcast and Conference Call Information

Adaptive Biotechnologies will host a conference call to discuss its second quarter 2019 financial results after market close on Tuesday, August 13, 2019 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (800) 361-2311 for U.S. callers or (409) 937-8761 for international callers (Conference ID: 3095467). The webcast can be accessed at http://investors.adaptivebiotech.com.

About Adaptive Biotechnologies

Adaptive Biotechnologies is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed to develop products in life sciences research, clinical diagnostics, and drug discovery. We have two commercial products, and a robust clinical pipeline to diagnose, monitor and enable the treatment of diseases such as cancer, autoimmune conditions and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient. For more information, please visit adaptivebiotech.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding Adaptive Biotechnologies’s expected financial results for the year ended December 31, 2019, ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. In some cases, you can identify forward-looking statements by the words “may,” “will,” “expect,” “plan,” “believe,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents the Company files with the Securities and Exchange Commission (the “SEC”) from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Use of Non-GAAP Financial Measure

This press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure that we define as net loss adjusted for interest and other income, net, income tax benefit (expense), depreciation and amortization and share-based compensation expenses. We have provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this earnings release.

Management uses Adjusted EBITDA to evaluate the financial performance of our business and the effectiveness of our business strategies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and it facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. We may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, we expect to incur meaningful share-based compensation expense in the future. Other limitations include that Adjusted EBITDA does not reflect:

•	all expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in our working capital needs;

•	income tax expense (benefit), which may be a necessary element of our costs and ability to operate;

•	the costs of replacing the assets being depreciated and amortized, which will often have to be replaced in the future;

•	the non-cash component of employee compensation expense; and

•	the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations.

In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Investor Contact

Lynn Lewis or Carrie Mendivil

investors@adaptivebiotech.com

Media Contact:

Beth Keshishian

media@adaptivebiotech.com

Adaptive Biotechnologies

Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Revenue
Sequencing revenue	$11,865	$8,281	$17,948	$14,061
Development revenue	10,273	3,287	16,856	7,222

Total revenue	22,138	11,568	34,804	21,283

Operating expenses
Cost of revenue	5,734	5,044	10,722	9,033
Research and development	16,527	9,452	29,010	18,307
Sales and marketing	8,897	5,329	16,714	10,376
General and administrative	6,662	4,632	13,666	9,175
Amortization of intangible assets	423	424	842	843

Total operating expenses	38,243	24,881	70,954	47,734

Loss from operations	(16,105)	(13,313)	(36,150)	(26,451)
Interest and other income, net	446	820	2,105	1,567

Net loss	(15,659)	(12,493)	(34,045)	(24,884)
Fair value adjustment to Series E-1 convertible preferred stock options	(710)	(2)	(964)	2

Net loss attributable to common shareholders	$(16,369)	$(12,495)	$(35,009)	$(24,882)

Net loss per share attributable to common shareholders, basic and diluted	$(1.23)	$(1.01)	$(2.68)	$(2.02)

Weighted-average shares used in computing net loss per share attributable to common shareholders, basic and diluted	13,279,324	12,385,888	13,074,692	12,334,227

Adaptive Biotechnologies

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$48,458	$55,030
Short-term marketable securities	374,543	109,988
Accounts receivable, net	7,252	4,807
Inventory	8,004	7,838
Prepaid expenses and other current assets	4,044	3,055

Total current assets	442,301	180,718

Long-term assets
Property and equipment, net	22,298	19,125
Restricted cash and other assets	5,040	247
Intangible assets, net	12,784	13,626
Goodwill	118,972	118,972

Total assets	$601,395	$332,688

Liabilities, convertible preferred stock and shareholders’ deficit
Current liabilities
Accounts payable	$2,944	$1,793
Accrued liabilities	5,019	2,562
Accrued compensation and benefits	4,429	4,641
Current portion of deferred rent	1,276	1,109
Current deferred revenue	61,194	12,695

Total current liabilities	74,862	22,800

Long-term liabilities
Convertible preferred stock warrant liability	2,602	336
Deferred rent liability, less current portion	5,455	6,102
Deferred revenue, less current portion	240,919	704

Total liabilities	323,838	29,942

Commitments and contingencies
Convertible preferred stock: $0.0001 par value, 93,762,517 shares authorized at June 30, 2019 and December 31, 2018, respectively; 93,039,737 and 92,790,094 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively; aggregate liquidation preference of $574,374 and $572,866 at June 30, 2019 and December 31, 2018, respectively	561,931	560,858
Shareholders’ deficit
Common stock: $0.0001 par value, 131,000,000 shares authorized at June 30, 2019 and December 31, 2018, respectively; 13,725,381 and 12,841,536 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	46,160	37,902
Accumulated other comprehensive gain (loss)	382	(107)
Accumulated deficit	(330,917)	(295,908)

Total shareholders’ deficit	(284,374)	(258,112)

Total liabilities, convertible preferred stock and shareholders’ deficit	$601,395	$332,688

Adjusted EBITDA

The following table sets forth a reconciliation between our Adjusted EBITDA and our net loss, the most directly comparable GAAP financial measure for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Net loss	$(15,659)	$(12,493)	$(34,045)	$(24,884)
Interest and other income, net	(446)	(820)	(2,105)	(1,567)
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization expense	1,870	1,491	3,653	2,942
Share-based compensation expense	3,332	2,448	6,378	5,550

Adjusted EBITDA	$(10,903)	$(9,374)	$(26,119)	$(17,959)